PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Income from continuing operations	$23,626	$27,884	$68,863	$77,592
Interest expense	5,172	1,261	15,733	3,621

Earnings from continuing operations available to cover fixed charges	$28,798	$29,145	$84,596	$81,213

Fixed charges (1)	$5,172	$1,261	$15,733	$3,621
Preferred stock dividends	16,936	10,450	55,386	31,349
Preferred partnership distributions	—	99	323	(7,091)

Combined fixed charges and preferred distributions	$22,108	$11,810	$71,442	$27,879

Ratio of earnings from continuing operations to fixed charges	5.6	23.1	5.4	22.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	2.5	1.2	2.9

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
Income from continuing operations	$99,563	$96,394	$91,368	$84,106	$80,594
Interest expense	5,455	3,534	3,552	3,952	4,130

Earnings from continuing operations available to cover fixed charges	$105,018	$99,928	$94,920	$88,058	$84,724

Fixed charges (1)	$5,455	$3,534	$3,552	$3,952	$4,130
Preferred stock dividends	41,799	46,214	17,440	46,630	50,937
Preferred partnership distributions	(6,991)	5,103	(2,569)	7,007	6,854

Combined fixed charges and preferred distributions	$40,263	$54,851	$18,423	$57,589	$61,921

Ratio of earnings from continuing operations to fixed charges	19.3	28.3	26.7	22.3	20.5

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	2.6	1.8	5.2	1.5	1.4

(1)	Fixed charges include interest expense.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
FFO	$33,643	$38,783	$94,608	$116,971
Interest expense	5,172	1,261	15,733	3,621
Net income allocable to noncontrolling interests — preferred units	—	99	323	(7,091)
Preferred stock dividends	16,936	10,450	55,386	31,349

FFO available to cover fixed charges	$55,751	$50,593	$166,050	$144,850

Fixed charges (1)	$5,172	$1,261	$15,733	$3,621
Preferred stock dividends (2)	13,088	10,450	38,219	31,349
Preferred partnership distributions (2)	—	99	174	298

Combined fixed charges and preferred distributions paid	$18,260	$11,810	$54,126	$35,268

Ratio of adjusted FFO to fixed charges	10.8	40.1	10.6	40.0

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	4.3	3.1	4.1

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
FFO	$149,797	$124,420	$163,074	$131,558	$122,405
Interest expense	5,455	3,534	3,552	3,952	4,130
Net income allocable to noncontrolling interests — preferred units	(6,991)	5,103	(2,569)	7,007	6,854
Preferred stock dividends	41,799	46,214	17,440	46,630	50,937

FFO available to cover fixed charges	$190,060	$179,271	$181,497	$189,147	$184,326

Fixed charges (1)	$5,455	$3,534	$3,552	$3,952	$4,130
Preferred stock dividends (2)	41,799	42,730	44,662	50,858	50,937
Preferred partnership distributions (2)	398	4,521	5,848	7,007	6,854

Combined fixed charges and preferred distributions paid	$47,652	$50,785	$54,062	$61,817	$61,921

Ratio of adjusted FFO to fixed charges	34.8	50.7	51.1	47.9	44.6

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	4.0	3.5	3.4	3.1	3.0

(1)	Fixed charges include interest expense.
(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.